EXECUTION

MASTER MARGIN LOAN AGREEMENT

dated as of November 21, 2023

between

WESTERN ASSET DIVERSIFIED INCOME FUND

as Borrower

and

THE BANK OF NEW YORK MELLON

as Bank

This MASTER MARGIN LOAN AGREEMENT (this “Agreement”), is entered into and dated as of November 21, 2023 (the “Effective Date”), between WESTERN ASSET DIVERSIFIED INCOME FUND, a statutory trust organized under the laws of Maryland, as borrower (the “Borrower”), and THE BANK OF NEW YORK MELLON, a New York State chartered bank, as lender (together with its successors and permitted assigns, the “Bank”).

Certain capitalized terms used in this Agreement are defined in Annex A hereto. Any reference to any document or agreement in this Agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Agreement.

ARTICLE I

MARGIN LOANS

SECTION 1.01. Margin Loan Commitment. Subject to the terms and conditions of this Agreement, during the period from and including the Effective Date and ending on and excluding the Maturity Date (unless terminated earlier), the Bank agrees to make from time to time margin loans (each a “Margin Loan” and, together, the “Margin Loans”) to the Borrower in U.S. Dollars in the amounts specified by the Borrower in the applicable Borrowing Notice; provided that after giving effect to the making of any Margin Loan the Aggregate Outstanding Amount does not exceed the lesser of the Margin Loan Commitment Amount in effect at such time and the Aggregate Collateral Value.

SECTION 1.02. Minimum Borrowing Amounts; Borrowing Mechanics.

(a) Whenever the Borrower desires the Bank to make a Margin Loan, the Borrower shall deliver to the Bank an irrevocable written notice substantially in the form of Exhibit A (a “Borrowing Notice”), which Borrowing Notice must be received by the Bank not later than 12:00 noon (New York City time) three (3) Business Days prior to the borrowing date specified in the Borrowing Notice (such date, or if such date is not a Business Day, the next following Business Day, the “Borrowing Date”). Upon receipt by the Bank of a Borrowing Notice and satisfaction of the conditions set forth in Sections 1.03 and 1.04 below, the Bank shall transfer the principal amount of the applicable Margin Loan to the Borrower on the Borrowing Date.

(b) For each Margin Loan, the duly completed and executed Borrowing Notice relating to such Margin Loan, together with this Agreement shall constitute conclusive evidence of the terms agreed between the Borrower and the Bank with respect to such Margin Loan.

(c) Each Margin Loan hereunder shall be in an amount of not less than U.S. $100,000, or any greater amount that is a whole multiple of U.S. $100,000; provided, that a Margin Loan may be in amount equal to (i) the Margin Loan Commitment Amount then in effect, minus (ii) the Aggregate Outstanding Amount.

SECTION 1.03. Conditions to Effectiveness. This Agreement and the Bank’s commitment in Section 1.01 and obligation to make Margin Loans in accordance with Section

1.02 of this Agreement shall not become effective until (a) the Bank shall have received originals or electronic versions (followed by originals) of this Agreement, duly and properly executed and delivered by an authorized signatory of the Borrower, (b) the Bank shall have received duly completed originals or electronic versions (followed by originals) of a Form U-1 Purpose Statement published by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) with respect to the Margin Loans signed by a Responsible Officer of the Borrower and satisfactory to the Bank, (c) the Bank shall have received the favorable legal opinion of outside counsel to the Borrower, in form and substance satisfactory to the Bank and (d) the Bank shall have received a certificate of the Secretary of the Borrower, in form and substance satisfactory to the Bank, (i) certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement and all other Margin Loan Documents to be delivered by it hereunder and (ii) attaching copies of all documents evidencing all necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each such Margin Loan Document and the transactions contemplated hereby and thereby.

SECTION 1.04. Conditions of Each Margin Loan. Any request by the Borrower for a Margin Loan hereunder or the execution by the Borrower of a Borrowing Notice for such Margin Loan, shall be deemed to be a representation and warranty by the Borrower that each of the following is and shall be true and correct as of the applicable Borrowing Date after giving effect to the making of the requested Margin Loan: (a) no Default or Event of Default shall have occurred and be continuing; (b) all representations and warranties made by the Borrower herein shall be true and correct on and as of such date with the same force and effect as if made on and as of such date; (c) the Borrower shall have complied with all covenants and conditions precedent contained herein; and (d) the Aggregate Collateral Value will at least equal the Aggregate Outstanding Amount. The accuracy of each such representation shall be a condition precedent to the Bank’s obligation to make such Margin Loan.

SECTION 1.05. Promise to Pay. The Borrower hereby unconditionally promises and agrees to pay to the Bank the aggregate outstanding principal amount of each Margin Loan on the Maturity Date and further agrees to pay all unpaid interest accrued thereon and other amounts due and payable hereunder, in accordance with this Agreement.

SECTION 1.06. Evidence of Debt. The Bank shall maintain, in accordance with its customary and usual practice, an account evidencing the indebtedness of the Borrower to the Bank resulting from each Margin Loan, including the amounts of principal and interest payable and paid to the Bank in respect of each Margin Loan. The entries made in the account shall be conclusive absent manifest error; provided that any error therein shall not in any manner affect the validity or enforceability of any obligation of the Borrower to repay any Margin Loan actually made by the Bank and interest thereon.

ARTICLE II

PAYMENTS

SECTION 2.01. Applicable Interest Rates. Unless otherwise agreed by the Bank and the Borrower, each Margin Loan made or maintained by the Bank shall bear interest on the unpaid principal amount from the Borrowing Date until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Interest Rate for such Margin Loan. During any Interest Period, (a) if the Applicable Index Rate is USD-OBFR, then the interest for such Interest Period shall be computed daily, based on the Applicable Interest Rate for such day, and (b) if the Applicable Index Rate is any other rate, then the Bank shall compute the interest in a commercially reasonable manner.

SECTION 2.02. Interest Payments. Unless otherwise agreed to by the Bank and the Borrower, interest on each of the Margin Loans shall be payable (i) on each Interest Payment Date; (ii) on the Maturity Date; and (iii) on any date of prepayment on a day other than the last day of an Interest Period, on the principal amount so prepaid.

SECTION 2.03. Fees on Unused Commitment.SECTION 2.04. A commitment fee (a “Commitment Fee”) shall accrue on each day from and including the date that is 30 calendar days after the Effective Date to but excluding the earlier of the Maturity Date or the termination date of this Agreement in an amount equal to (i) the excess (if any) of the Margin Loan Commitment Amount for such day over the Aggregate Outstanding Amount on such day, multiplied by (ii) the applicable Commitment Fee Rate divided by 360; provided, that no Commitment Fee shall accrue on any day that the Aggregate Outstanding Amount is at least 75% of the Margin Loan Commitment Amount then in effect. All accrued and unpaid Commitment Fees shall be payable on each Commitment Fee Payment Date and the earlier of the Maturity Date or the termination date of this Agreement.

SECTION 2.05. Default Interest. Notwithstanding Section 2.01, if an Event of Default shall occur, interest shall accrue from and including the date such Event of Default occurs until (but excluding) the first date, if any, on which there are no unremedied Events of Default, for each day in such period on all amounts outstanding on such day at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law. Such default interest shall be payable on demand. At any time when all Events of Default shall have been remedied, the interest rate shall be the otherwise applicable interest rate as determined pursuant to this Agreement.

SECTION 2.06. Optional Prepayments; Termination or Reduction of Commitment.

(a) The Borrower shall have the right, at any time and from time to time, to prepay, in whole or in part, any Margin Loans at any time upon delivery of a Prepayment Notice five (5) Business Days’ prior to the Prepayment Date. Any Prepayment Notice delivered to the Bank after 2:00 p.m. shall be deemed to have been delivered on the next succeeding Business Day. Upon delivery of the Prepayment Notice by the Borrower to the Bank, the Prepayment Amount specified in such notice shall be due and payable no later than 2:00 p.m. on the Prepayment Date. Any partial prepayment shall be in an amount of not less than $100,000 or any greater amount that is a whole multiple of $100,000.

(b) The Borrower may, upon notice to the Bank, terminate the Margin Loan Commitment Amount, or from time to time permanently reduce the Margin Loan Commitment Amount; provided that (i) any such notice shall be received by the Bank not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Margin Loan Commitment Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Outstanding Amount would exceed the Margin Loan Commitment Amount. All fees accrued until the effective date of any termination of the Margin Loan Commitment Amount shall be paid on the effective date of such termination.

SECTION 2.07. Method of Payment to the Bank. All payments due to the Bank under this Agreement shall be made by transferring immediately available funds in U.S. Dollars to the Bank’s account (as specified in Annex B) on the date due and payable to the Bank’s account (as specified in Annex B).

SECTION 2.08. Application of Payments. Except as otherwise provided in Section 2.05, all payments received by the Bank hereunder shall be applied first to any accrued and unpaid interest on the applicable Margin Loans and then to the outstanding principal amount of the applicable Margin Loans.

SECTION 2.09. Funding Indemnity. If the Bank shall incur any loss, cost or expense as a result of:

(a) any prepayment of a Margin Loan by the Borrower on a date prior to the Maturity Date

(b) any failure to prepay a Margin Loan on the Prepayment Date specified in the related Prepayment Notice;

(c) any failure (because of a failure to meet the conditions of Section 1.04 or otherwise) by the Borrower to borrow a Margin Loan on the Borrowing Date specified in the Borrowing Notice for such Margin Loan; or

(d) acceleration of the maturity of a Margin Loan owed by the Borrower as a result of the occurrence of any Event of Default,

then, upon the demand of the Bank, the Borrower shall pay to the Bank any Breakage Amount resulting therefrom promptly following such demand. For the avoidance of doubt, any amount payable pursuant to this Section 2.09 as a result of the prepayment of a Margin Loan shall be due and payable on the Prepayment Date.

SECTION 2.10. Taxes.

(a) The Borrower shall make all payments required to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is required by law (each such payment, a “Tax Payment”). If a Tax Deduction is required to be made by law by the Borrower, the amount of the payment due from the Borrower shall be increased by such additional amounts as may be necessary so that after all Tax Deductions (including Tax Deductions applicable to such additional amounts), the Bank or its Affiliates, any Participant, or any Assignee, as applicable (for the purposes of this Section 2.10, any such party, a “Lender”) shall receive an amount equal to the payment that would have been due if no Tax Deduction had been required. If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any associated Tax Payment in accordance with applicable law. Within thirty (30) days of making a Tax Deduction, the Borrower must deliver to the Bank evidence satisfactory to the Bank (acting reasonably) that an amount equal to the Tax Payment has been paid to the relevant taxing authority.

(b)

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement or any other Margin Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of Section 2.10(b)(i), if a payment made to a Lender under this Agreement or any other Margin Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(c) The Borrower is not required to make an increased payment to the Lender under paragraph (a) above for a Tax Deduction in respect of Tax imposed by the jurisdiction from which the Borrower makes the payment if the Borrower is able to demonstrate that the Tax Deduction would not have been required if the Lender had used its reasonable endeavors to complete any procedural formalities (including, for avoidance of doubt, (a) providing Borrower with any documentation as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA and/or (b) providing Borrower with an IRS Form W-9 or the applicable IRS Form

W-8 or any applicable successor forms) necessary for the Borrower to obtain authorization to make any payment to be made by it without a Tax Deduction in a timely manner; provided, however, that nothing in the foregoing will require the Lender to take any action (i) that is not permitted by law; (ii) that involves material costs to the Lender; or (iii) if the Lender is not notified by the Borrower of such procedural formalities in a timely manner.

(d) The Borrower agrees to pay any present or future stamp, value added or documentary Taxes or any other excise or property Taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Margin Loan Document.

(e) Each Lender shall indemnify the Borrower, within 10 days after demand therefor, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.06(e) relating to the maintenance of a Participant Register.

(f) Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement or other Margin Loan Document and the repayment, satisfaction or discharge of all obligations under any this Agreement or other Margin Loan Document.

ARTICLE III

CHANGE IN CIRCUMSTANCES

SECTION 3.01. Increased Costs; Reserves. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank;

(b) subject the Bank to any Tax of any kind whatsoever with respect to this Agreement or any Margin Loan made by it, or change the basis of taxation of payments to the Bank in respect thereof (except for the imposition of, or any change in the rate of, any Tax on the net income of the Bank in the jurisdiction in which the Bank is organized or resident for Tax purposes); or

(c) impose on the Bank any other condition, cost or expense affecting this Agreement or Margin Loans made by the Bank and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Margin Loan (or of maintaining its obligation to make any Margin Loan) or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon demand of the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reductions suffered within fifteen (15) days after receipt of such demand.

SECTION 3.02. Capital Requirements. If the Bank shall determine that, on or after the date hereof, any Change in Law regarding capital adequacy or any request or directive regarding capital adequacy shall occur and has or would have the effect of reducing the rate of return on capital of the Bank (or its parent) as a consequence of its obligations under this Agreement or the Margin Loan made by the Bank hereunder to a level below that which the Bank (or its parent) could have achieved but for such Change in Law by an amount determined by the Bank to be material, then, upon demand of the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank (or its parent) for the portion of any such reduction that is reasonably allocable to this Agreement within fifteen (15) days after receipt of such demand.

SECTION 3.03. Certificate for Reimbursement. A certificate of the Bank claiming compensation under Sections 2.09, 3.01 or 3.02 and setting forth the additional amount or amounts to be paid to it thereunder shall be conclusive if reasonably determined. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

SECTION 3.04 Illegality; Change in Insolvency Law. If (a) the Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank to make, maintain or fund Margin Loans, or to determine or charge interest rates based upon the Applicable Interest Rate, or any Governmental Authority has imposed material restrictions on the authority of the Bank to purchase or sell, or take deposits of, U.S. Dollars or (b) there is any change in (or in the interpretation, administration or application of) any Law that changes the definition of “securities contract” under the Bankruptcy Code or affects the treatment of any Margin Loan as such thereunder, and such change is reasonably likely to have a Material Adverse Effect on the rights and remedies of the Bank as a secured creditor of Borrower, then, on notice thereof by the Bank to the Borrower, any obligations of the Bank to make or continue Margin Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand of the Bank, prepay such Margin Loans, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Margin Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Margin Loans. Upon any such prepayment, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid and all other amounts due and payable to the Bank under this Agreement.

ARTICLE IV

COLLATERAL

SECTION 4.01. Establishment of Collateral Account. The Bank, in its capacity as a securities intermediary as defined in Article 8 of the UCC (“Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, shall establish the Collateral Account as a separate account on its books. The Bank hereby agrees that any property held in the Collateral Account (other than cash) shall be a financial asset for purposes of Article 8 to the extent the same may be applicable.

SECTION 4.02. Security for the Secured Obligations. The Borrower hereby grants to the Bank a first priority Lien and security interest in the Collateral as security for the obligations of the Borrower hereunder and under each other Margin Loan Document in respect of the Margin Loans (the “Secured Obligations”).

SECTION 4.03. Collateral Maintenance.

(a) The Borrower hereby authorizes the Bank to instruct the Custodian to move items of Eligible Collateral from the Borrower’s general custody accounts created under the custody agreement between the Custodian and the Borrower to the Collateral Account to satisfy the Borrower’s obligations hereunder and authorizes the Custodian to follow any such instructions.

(b) If at the close of any Business Day of the Borrower, (i) the Aggregate Collateral Value is less than the Aggregate Outstanding Amount and (ii) such difference is greater than the Minimum Transfer Amount, then the Borrower shall, upon three (3) Business Days’ notice from the Bank, deliver additional Eligible Collateral to the Collateral Account such that, after giving effect to such delivery to the Collateral Account, the Aggregate Collateral Value is greater than or equal to the Aggregate Outstanding Amount. The Collateral Value shall be determined by the Bank on each Business Day during the term of this Agreement. The Bank’s determination of the Collateral Value shall be conclusive and binding.

(c) If at the close of business on any Business Day, (i) there is Excess Collateral Value with respect to any Margin Loan, and (ii) such Excess Collateral Value is greater than the Minimum Transfer Amount, then the Bank shall, upon three (3) Business Days’ notice from the Borrower, return to the Borrower and release from the Lien of this Agreement items of Eligible Collateral for such Margin Loan having an aggregate Collateral Value equal to such Excess Collateral Value; provided that (i) no Event of Default with respect to the Borrower shall have occurred and be continuing and (ii) the Borrower shall be entitled to a return of such Excess Collateral Value only to the extent that a Collateral Value Deficit does not exist with respect to any other Margin Loan at such time of transfer.

(d) At any time and from time to time, the Bank shall, upon three (3) Business Days’ notice from the Borrower, return any item(s) of Collateral to the Borrower indicated by the Borrower provided that the Borrower shall, prior to the Bank giving such instruction, delivered substitute item(s) of Eligible Collateral to the Collateral Account; provided, however, that after giving effect to any such substitution, the Aggregate Collateral Value shall not be less than the Aggregate Outstanding Amount.

(e) At all times prior to the disposition of Collateral by the Bank pursuant to Section 7.02, the Borrower may, in its sole discretion, exercise, or refrain from exercising, any and all rights, including any voting and consent rights, or to take or refrain from any and all actions, which the Borrower may be entitled to take or assert in connection with any securities pledged as Collateral, or any Bank Loans. The Bank agrees that the Borrower shall have the right to receive, retain and use freely all dividends and interest, and in respect of Bank Loans, payments of principal, distributed in respect of the Collateral until such time as the Bank shall have rights to exercise remedies under Section 7.02. For the avoidance of doubt, the Bank shall have no voting rights with respect to any securities pledged as Collateral or Bank Loans, except to the extent that the Bank buys any such securities or Bank Loans in a sale or other disposition made pursuant to Section 7.02.

SECTION 4.04. Representations and Covenants – Collateral. The Borrower represents, warrants and covenants to the Bank that, as of the date hereof and until payment and performance in full of all Secured Obligations:

(a) the Borrower owns, and will at all times continue to own, the Collateral free and clear of any Lien other than in favor of the Bank;

(b) this Agreement creates in favor of the Bank a valid security interest in the Collateral and the Bank has a perfected, first priority security interest in the Collateral Account and all Property including cash from time to time credited thereto;

(c) the Borrower will defend the Collateral against all claims or demands of all Persons (other than the Bank) claiming the Collateral or any interest therein; and

(d) the Bank will have a first priority security interest in (i) the Bank Loans, free and clear of any Lien, and (ii) the Collateral Account and any Property including cash credited thereto, free and clear of any Lien.

SECTION 4.05. Termination of Security Interest. The Bank’s security interest in the Collateral will terminate automatically upon repayment in full by the Borrower of the Secured Obligations.

SECTION 4.06. [reserved]

SECTION 4.07. Taxes.

(a) The Borrower shall be responsible for all Taxes with respect to any Collateral or any transaction related thereto (except for those Taxes that result from the exercise of the Bank’s rights under Section 4.06).

(b) If the Bank is required to withhold any amount for Taxes under applicable law, the Bank is authorized to withhold and pay such amount from the account to which the Tax obligation relates to the relevant taxing authority.

(c) If the Borrower reasonably believes the Borrower is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Borrower under any applicable law, the Bank shall withhold and pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that the Bank shall have received from the Borrower all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty.

(d) In the event that the Borrower reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, the Bank shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Borrower.

(e) The Borrower hereby agrees to indemnify and hold harmless the Bank and any other withholding agent in respect of any liability arising from any under withholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the Borrower, its successors and assigns, notwithstanding the termination of this Agreement.

ARTICLE V

GENERAL REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Bank that:

(a) the Borrower (i) is duly organized, validly existing and in good standing under the laws of Maryland; (ii) has all requisite power and authority under such law to own its Property and to carry on its business as now being conducted; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) the Borrower has all requisite power and authority to enter into this Agreement and the other Margin Loan Documents executed by it, to make any borrowings herein, to grant to the Bank the Liens described herein, and to perform all of its obligations hereunder and under the other Margin Loan Documents executed by it;

(c) no consent, approval, order, license or exemption from or filing with or registration with any Governmental Authority nor any approval of any other Person, is or will be required as a condition to (i) the entry into, valid execution and delivery of, or performance by the Borrower under, this Agreement or any other Margin Loan Document; (ii) the borrowing of the Margin Loans; (iii) the granting of the first priority Lien and security interest in the Collateral pursuant to this Agreement; or (iv) the validity or enforceability of this Agreement or any other Margin Loan Document;

(d) each of the Margin Loan Documents has been duly authorized, executed and delivered by the Borrower and constitutes, and the Secured Obligations will evidence, the valid and legally binding obligations of the Borrower enforceable in accordance with their terms, subject to bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and general principles of equity;

(e) the entry into, execution and delivery of, and performance by the Borrower under, each of the Margin Loan Documents and the borrowing of the Margin Loans do not (i) violate, contravene or conflict with any provision of any organizational, constitutive, operative, or governing document of the Borrower; (ii) violate, contravene or constitute a default under any order, decree or judgment, or any Law; (iii) violate, contravene or conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under, any agreement, mortgage, indenture or contract to which the Borrower is a party or by which the Borrower or any of its Property is bound, which defaults, conflicts, or breaches could reasonably be expected to have a Material Adverse Effect; (iv) result in the creation or imposition of any Lien upon any Property of the Borrower other than the security interest and Lien granted to the Bank under the Margin Loan Documents; or (v) contravene or constitute a default under any provision of Law or any judgment, injunction, order or decree binding upon the Borrower;

(f) neither the making of any Margin Loan hereunder, nor the use of the proceeds thereof, violates or will violate any law, including, Regulations U and X of the Federal Reserve;

(g) all returns and reports regarding Taxes of the Borrower required to be filed have been timely filed, and all Taxes shown on such returns or reports to be due and payable and all assessments, fees and other governmental charges upon the Borrower and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable, except where any failure to so file or pay would not reasonably be expected to have a Material Adverse Effect;

(h) the Borrower is in compliance with the requirements of all Laws applicable to or pertaining to it or its Property, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(i) the operations of the Borrower and its Subsidiaries, if any, are and have been conducted at all times in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 and the applicable money laundering statutes of other jurisdictions in which the Borrower and its Subsidiaries, if any, conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries, if any, with respect to the Anti-Money Laundering Laws is pending;

(j) (i) neither the Borrower nor any of its Subsidiaries (if any), directors or officers is, and to the knowledge of the Borrower and any of its Subsidiaries (if any), none of their employees, agents or representatives are, an individual or entity (“Entity”) that is, or is 50% or more owned or controlled by an Entity that is: (A) listed in any sanctions related list of blocked or designated Entities maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State or the U.S. Department of Commerce with whom U.S. persons are generally prohibited from transacting or similar blocking sanctions imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (such listed entities, “Sanctioned Entities”), nor (B) organized under the laws of or resident in a country or territory that is the subject of comprehensive, country-wide, or territory-wide Sanctions that broadly prohibit dealings with that country or territory (currently, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”);

(ii) the Borrower and its Subsidiaries, if any, will not, directly or knowingly indirectly, use the proceeds of any Margin Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, if any, joint venture partner or other Entity: (A) for the purpose of funding or facilitating any activities or business of or with a Sanctioned Entity or in any country or territory that, at the time of such funding or facilitation, is a Sanctioned Country; or (B) in any other manner that will result in a violation of, or constitute sanctionable conduct under, Sanctions by any Entity (including any Entity participating in the transaction, whether as lender, advisor or otherwise);

(iii) except as disclosed to the Bank, for the past five (5) years, the Borrower and its Subsidiaries, if any, have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with a Sanctioned Entity, or with or in a Sanctioned Country in violations of Sanctions;

(k) each Margin Loan will be a “securities contract” as such term is defined in the Bankruptcy Code, and a “margin loan” for purposes of such definition;

(l) the proceeds of each advance will be used solely to finance the purchase, sale, carrying and/or trading of debt or equity securities or Bank Loans for the account of the Borrower;

(m) the Borrower will not use the proceeds of any Margin Loan (i) to purchase securities or Bank Loans from any Affiliate of the Bank, unless the Affiliate is acting as an agent or riskless principal and the security is not issued, underwritten or sold as principal by any Affiliate of the Bank; (ii) to repay debt to any Affiliate of the Bank; or (iii) to engage in any other transaction in which the proceeds are transferred to or for the benefit of an Affiliate of the Bank, in each case unless the Bank otherwise agrees in writing;

(n) the assets that are used in connection with the execution, delivery and performance of this Agreement or the other Margin Loan Documents, any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby are not (i) the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or other plan subject to Section 406 of ERISA; (ii) a plan described in Section 4975 of the Code to which Section 4975 of the Code applies; (iii) an entity whose underlying assets include “plan assets” by reason of U.S. Department of Labor regulation Section 2510.3-101 (as modified by Section 3(42) of ERISA) (the “Plan Asset Regulation”); or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA (a “Governmental Plan”) that is subject to any state law that is applicable to Borrower and that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and prohibit the transactions contemplated by this Agreement (“Similar Law”) or an entity the underlying assets of which are deemed to be the assets of such a Governmental Plan under applicable Similar Law;

(o) the execution, delivery and performance of this Agreement and the other Margin Loan Documents, any agreement or instrument contemplated hereby or thereby, and the transactions contemplated hereby or thereby do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code;

(p) neither the Borrower nor any Subsidiary or ERISA Affiliate thereof maintains, contributes to or has or could reasonably be expected to have any liability or obligation with respect to any employee benefit plan that is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case which could reasonably be expected to have a Material Adverse Effect;

(q) Borrower represents and warrants that: (i) Borrower is familiar with the provisions of Rule 144 under the Securities Act of 1933, as amended; (ii) Borrower is not, and within the preceding three months has not been, an “affiliate” of the issuer (as that term is used in Rule 144) of any Eligible Securities; (iii) all Eligible Securities are not “restricted securities” within the meaning of Rule 144 or otherwise subject to any legal, regulatory or contractual restrictions on transfer; and (iv) Borrower is not an “insider” of the issuer of any Eligible Securities. For purposes of this agreement “insider” shall mean directors, officers and principal stockholders as set forth in Section 16(a)(1) under the Securities Exchange Act of 1934, as amended.

(r) the Borrower is a registered “investment company” within the meaning of the Investment Company Act and is authorized to conduct business as an investment company;

(s) the Borrower is in compliance in all material respects with the Fundamental Policies;

(t) there is no threatened or pending litigation or governmental or arbitration proceeding against the Borrower or any of its Property, in each case, which could reasonably be expected to have a Material Adverse Effect;

(u) the Borrower has an asset coverage that complies with Section 18 of the Investment Company Act and is in compliance in all material respects with all other requirements of the Investment Company Act; and

(v) the Borrower has no Subsidiaries.

ARTICLE VI

COVENANTS

The Borrower hereby covenants and agrees that, until payment in full of all Margin Loans hereunder, the performance of all other obligations of the Borrower hereunder and the termination of this Agreement (except to the extent compliance is waived in writing):

SECTION 6.01. Preservation of Legal Existence; Maintenance of Business. The Borrower will do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence. The Borrower shall preserve and keep in full force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

SECTION 6.02. Compliance with Laws. The Borrower shall comply in all respects with the requirements of all Laws applicable to it or its Property and operations, where the noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.03. Borrower Financial Information. The Borrower shall deliver to the Bank:

(a) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, a statement of financial condition of the Borrower, as at the end of such fiscal year, and the related consolidated statements of income, cash flows, changes in shareholders’ equity and changes in liabilities subordinated to claims of general creditors for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and the rules and regulations of the SEC (each such set of financial statements, “Annual Financial Statements”), audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit not reasonably acceptable to the Bank;

(b) promptly after the sending or filing thereof, copies of any other reports made on Form N-CSR or Form N-Q, schedules, supplements, material financial statements, material reports, material notices or material proxy statements filed by or on behalf of the Borrower with any securities exchange, the SEC, FINRA or other regulatory authority or sent by the Borrower to its stockholders or other equity holders;

(c) within five (5) Business Days of the end of each calendar month, a copy of its trial balance for such month (including at a minimum its closing Net Asset Value); and

(d) promptly upon request, such other financial information as the Bank may reasonably request;

provided that information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered on the date on which (i) in the case of non-routine information required to be delivered pursuant to this Section 6.03, the Borrower provides notice to the Bank that such information has been posted on the Borrower’s website at www.franklintempleton.com, at http://www.sec.gov/edgar/searchedgar/companysearch.html or at another website identified in such notice and accessible by the Bank without charge or (ii) in the case of routine information required to be delivered pursuant to this Section 6.03, such information has been posted on the Borrower’s website at www.franklintempleton.com, at http://www.sec.gov/edgar/searchedgar/companysearch.html or at another website identified in a written notice from Borrower to the Bank and accessible by the Bank without charge.

SECTION 6.04. Taxes. The Borrower shall file all material Tax returns required to be filed in any jurisdiction, and shall cause all material Taxes imposed, levied, or assessed against the Borrower, or any of its assets, income, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such Taxes is contested by the Borrower in good faith and the Borrower has established adequate reserves therefor in accordance with GAAP in its jurisdiction of organization.

SECTION 6.05. Notice of Certain Events. The Borrower shall deliver to the Bank, promptly after knowledge thereof shall have come to the attention of any Responsible Officer of the Borrower or any of its Subsidiaries, written notice of any pending investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of the Borrower or any of its Subsidiaries, or pending litigation or governmental or arbitration proceeding against the Borrower or any of its Property, in each case, which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06. ERISA. The Borrower shall not permit its assets that are used in connection with the execution, delivery and performance of this Agreement or the other Margin Loan Documents, to become (i) the assets of an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Section 406 of ERISA; (ii) a plan described in Section 4975 of the Code to which Section 4975 of the Code applies; (iii) an entity whose underlying assets include “plan assets” by reason of the Plan Asset Regulations; or (iv) a Governmental Plan that is subject to any Similar Laws or an entity the underlying assets of which are deemed to be the assets of such a Governmental Plan subject to applicable Similar Laws.

SECTION 6.07. Payment of Obligations. The Borrower will pay, at or before maturity, all of the Borrower’s material obligations (excluding payment obligations under this Agreement, which are addressed elsewhere herein), except where the same may be contested in good faith or for which non-payment would not be expected to have a Material Adverse Effect; provided that Tax liabilities shall be governed by Section 6.04.

SECTION 6.08. Books and Records. The Borrower and its Subsidiaries shall keep proper books and records and accounts in which full, true and correct entries in conformity with GAAP, the rules and regulations under the Investment Company Act and all other requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

SECTION 6.09. Compliance with Sanctions.

(a) The Borrower shall provide (following a request being made therefor) the Bank and the Bank’s Subsidiaries with any information regarding the Borrower and the Borrower’s Subsidiaries (if any) necessary for the Bank and the Bank’s Subsidiaries to comply with all applicable Sanctions and Anti-Money Laundering Laws.

(b) The Borrower will operate its business in a manner that is compliant with Sanctions from the perspective of the Borrower. If (i) the Borrower obtains actual knowledge or receives any written notice that the Borrower or its Subsidiaries, if any, is named a Sanctioned

Entity, or (ii) the proceeds of the Margin Loans are used in a way that could result in a violation of Sanctions by any party thereto (including the Bank) (any such occurrence, an “OFAC Event”), the Borrower shall promptly give notice to the Bank of such OFAC Event, and the Borrower hereby authorizes and consents to the Bank taking any and all steps the Bank deems necessary, in its sole discretion, to avoid a violation by the Bank of all applicable laws with respect to any such OFAC Event, including the requirements of Sanctions (including, without limitation, the freezing and/or blocking of assets, reporting of the OFAC Event to OFAC and rejection of additional transactions or dealings, including additional Margin Loans).

SECTION 6.10. Benefit Plans. The Borrower shall not, and shall not permit any of its Subsidiaries or any ERISA Affiliate to, maintain, contribute to or acquire any material liability or obligation with respect to any employee benefit plan that is (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

SECTION 6.11. Notices. The Borrower shall deliver to the Bank, promptly after knowledge thereof shall have come to the attention of any Responsible Officer or any of its Subsidiaries, written notice of the occurrence of any Default or Event of Default hereunder.

SECTION 6.12 No Subsidiaries. The Borrower shall not form any Subsidiaries or conduct any business or hold any assets through any Subsidiary.

SECTION 6.13 Compliance with Investment Company Act and Fundamental Policies. The Borrower shall comply in all material respects with the requirements of the Investment Company Act and with the Fundamental Policies.

SECTION 6.14 Limitation on Further Indebtedness. The Borrower will not create, incur, assume or suffer to exist any liability for indebtedness (including, without limitation, obligations under repurchase agreements), except (a) indebtedness under the Margin Loan Documents, (b) indebtedness that is (i) incurred in the ordinary course of business, (ii) permitted to be incurred in accordance with the Fundamental Policies, and (iii) in the aggregate, less than $150,000, (iv) indebtedness in the form of mandatory redeemable preferred shares issued in accordance with the Investment Company and (v) Permitted Indebtedness.

SECTION 6.15 Further Assurances. From time to time, the Borrower shall, at the request of the Bank, execute and deliver, or cause to be executed and delivered, such additional documents, instruments or certificates, and shall take all action, for the purposes of implementing or effectuating the provisions of this Agreement or any other Margin Loan Document. Upon the exercise by the Bank of any power, right, privilege or remedy pursuant to the Margin Loan Documents which requires the consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or cause to be executed and delivered, all applications, certifications, instruments and other documents and papers that the Bank may require to obtain such consent, approval, recording, qualification or authorization.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

SECTION 7.01. Events of Default. Each of the following events shall constitute an Event of Default (each, an “Event of Default”):

(a) default in the payment when due of any interest on any Margin Loan or other Secured Obligation (other than principal) under this Agreement or any other Margin Loan Document, and such default shall have continued for three (3) Business Days;

(b) default in the payment when due of any Commitment Fee, and such default shall have continued for three (3) Business Days;

(c) default in the payment when due of the principal amount of any Margin Loan, whether at the maturity thereof, by acceleration, by Prepayment Notice or otherwise;

(d) any representation or warranty made by the Borrower herein or in any other Margin Loan Document or in any certificate, report, financial statement or other document furnished to the Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue or incorrect in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any default in the observance or performance of any covenant set forth Section 4.02, 4.04, 6.01 or 6.13 of this Agreement or in any other provision of any Margin Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral;

(f) any default in the observance or performance of any covenant set forth Section 6.03, 6.04, 6.07 (and such failure shall have continued for three (3) Business Days; provided that such three (3) Business Day cure period shall not apply to any payments of principal) or 6.08 (if such default is reasonably expected to have a Material Adverse Effect) of this Agreement;

(g) any default in the observance or performance of any covenant set forth Section 4.03 of this Agreement; provided that, the parties agree that no such event will give rise to an Event of Default if: (a) such event arises solely by reason of an error or omission of an administrative or operational nature; (b) proof is promptly provided to the Bank showing that funds or securities were available to such party to enable it to make the relevant payment or transfer when due; and (c) such relevant payment or transfer is made within two Business Days of notice of such failure to pay or transfer;

(h) default in the observance or performance of any other provision hereof or of any other Margin Loan Document which is not remedied within thirty (30) days after the occurrence thereof;

(i) any event occurs or condition exists (other than those described in this Section 7.01) which is specified as an event of default under any of the other Margin Loan Documents, or any of the Margin Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Margin Loan

Documents (X) shall for any reason fail or cease to create a valid and perfected first priority Lien in favor of the Bank in any Bank Loan, or (Y) shall for any reason fail or cease to create a valid and perfected first priority Lien in favor of the Bank in any Collateral (other than the Bank Loans) purported to be covered thereby except as expressly permitted by the terms thereof, or the Borrower takes any action for the purpose of terminating, repudiating or rescinding any Margin Loan Document executed by it or any of its obligations thereunder, in each case without the express written consent of the Bank;

(j) the Borrower shall fail to make any payment when due (whether of principal or interest and regardless of amount) in respect of any indebtedness (including repurchase transactions or derivatives transactions) issued, assumed or guaranteed by the Borrower to the Bank or any of the Bank’s Affiliates or under any indenture, agreement or other instrument under which the same may be issued, beyond the grace period, if any, provided for in the instrument or agreement under which such indebtedness was created;

(k) the Borrower shall fail to make any payment when due (whether of principal or interest and regardless of amount) in respect of any indebtedness (including repurchase transactions or derivatives transactions) having an aggregate principal amount of more than three percent (3%) of the Net Asset Value of the Borrower as of the close of business on the Business Day immediately preceding such date of determination;

(l) any event or condition occurs that results in any indebtedness (including repurchase transactions or derivatives transactions) having an aggregate principal amount of more than three percent (3%) of the Net Asset Value of the Borrower as of the close of business on the Business Day immediately preceding such date of determination becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but without any further lapse of time) the holder or holders of any such indebtedness or any trustee or agent on its behalf to cause any such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(m) any judgment or judgments, writ or writs, warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower, or against any of its Property, in an aggregate amount in excess of $1,000,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days;

(n) the Custodian ceases to act at any time as the custodian for the Borrower (unless the Collateral Account has been established with a successor custodian acceptable to the Bank in its sole discretion);

(o) the agreement between the Borrower and the Custodian ceases to be in full force and effect, except to the extent that failure of any such agreement to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(p) an Act of Insolvency with respect to the Borrower;

(q) the Investment Manager performs an act that, in any applicable jurisdiction, constitutes fraud or criminal activity in the performance of its obligations under this

Agreement or the Margin Loan Documents, or the Investment Manager or any officer, member, partner or other principal of the Investment Manager primarily responsible for the management of the Collateral is indicted for a felony offense materially related to the Investment Manager’s activities in any securities, financial advisory or other management business; provided that any indictment arising from practices that have become the subject of contemporaneous actions against multiple investment advisers shall not constitute a Default for purposes of this clause 7.01(n), (i) unless such indictment otherwise meets the requirements of this clause 7.01(n) and (ii) until more than thirty (30) days have expired since the commencement of such indictment during which period the Investment Manager has failed to cure such indictment. For purposes of this clause (ii), an indictment against no more than two such officers or employees will be deemed to be cured if the Investment Manager removes responsibility for the management of the Collateral from such officers or employees of the Investment Manager that are the subject of the applicable indictment;

(r) any agreement between the Borrower and the Investment Manager ceases to be in full force and effect, except to the extent that failure of any such agreement to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(s) the Investment Manager is subject to a Change in Control;

(t) the Investment Manager or any of its Affiliates ceases to act at any time as the investment manager, or in a similar capacity, for the Borrower; provided, that this shall not be an Event of Default if Borrower notifies BNYM of a replacement investment manager that commences operation as an investment manager effective immediately and that is accepted by BNYM in writing; and

(u) the registration of the Borrower as an investment company with the SEC shall be suspended, revoked or terminated for any reason.

If an Event of Default has occurred, then the Bank may by written notice to the Borrower (except that no such notice shall be required in the case of an Act of Insolvency) declare the principal of, and the accrued interest on, all outstanding Margin Loans to be forthwith due and payable and thereupon all outstanding Margin Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all accrued Commitment Fees and all other amounts payable under the Margin Loan Documents without further demand, presentment, protest or notice of any kind (an “Acceleration”).

SECTION 7.02. Sale of Collateral.

(a) If an Acceleration shall have occurred and be continuing, the Bank shall to the extent permitted by law have the right to sell and take other action as to any Collateral at a public or private sale, or in any other manner, at such prices and on such terms as the Bank in good faith considers commercially reasonable. Any notification of a sale or other disposition of such Collateral required to be given by the Bank to the Borrower pursuant to the UCC or under the laws of any other applicable jurisdiction shall be given personally or mailed (by certified mail) to the Borrower at the address set forth in Annex B prior to the date such sale or other disposition will be made.

(b) Any proceeds that the Bank receives from the sale or disposition of Collateral, after deducting the costs and expenses of disposition, shall be applied to the Secured Obligations, in such manner as the Bank shall determine. If a surplus of such proceeds remains after payment in full of the Secured Obligations, the Bank shall pay such surplus to the Borrower or the Borrower’s successors.

(c) The Borrower and the Bank agree that (i) the Bank shall not be entitled to exercise its remedies hereunder in a manner that would cause it to become at any one time the beneficial owner of more than 9.9% of any class of any equity security which is registered pursuant to Section 12 of the Exchange Act (“Section 12”); (ii) the Bank will not knowingly sell or otherwise dispose of any securities pledged as Collateral in a manner that would result in any Person becoming the beneficial owner of more than 9.9% of any class of any equity security which is registered pursuant to Section 12; and (iii) the Bank will not sell, in any single transaction, to one or more purchasers, more than 9.9% of any class of any equity security which is registered pursuant to Section 12. The Borrower hereby (x) acknowledges that selling or otherwise disposing of the Collateral in accordance with the restrictions set forth in this Section 7.02(c) may result in prices and terms less favorable to the Bank than those that could be obtained by selling or otherwise disposing of securities pledged as Collateral in a single transaction to a single purchaser and (y) agrees and acknowledges that no method of sale or other disposition of securities pledged as Collateral shall be deemed commercially unreasonable because of any action taken or not taken by the Bank to comply with such restrictions.

(d) In addition to the rights and remedies specified in this Section 7.02 (subject to cause (c) above), the Bank shall have all of the rights and remedies with respect to the Collateral of a “secured party” under the UCC (whether or not the UCC is in effect in the jurisdiction where any rights and remedies under this Agreement may be asserted).

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Confidentiality. The Bank agrees that it shall maintain the confidentiality of any Confidential Information received from the Borrower, including without limitation the existence of any Eligible Securities and any Collateral and other credit support and documentation related thereto and agrees not to disclose such information to any person for any reason except (i) to its Representatives to the extent any such Person has a need to know such Confidential Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) as required or requested by any Law or by any Governmental Authority; (iii) in connection with an examination, audit or similar investigation undertaken by a Governmental Authority or the Bank’s auditors; (iv) in connection with the exercise of any remedies hereunder or under any other Margin Loan Document or any suit, action or proceeding relating to this Agreement or any other Margin Loan Document or the enforcement of rights hereunder or thereunder; (v) subject to an agreement containing provisions substantially the same as those of this Section 8.01, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations; (vi) with the prior written consent of the Borrower; or (vii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 8.01 or (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of its Representatives. Notwithstanding anything to the contrary in this Section 8.01, the Bank is hereby permitted to disclose to a U.S. Federal Reserve Bank any information necessary to effect an assignment or pledge of its rights under this Agreement to such U.S. Federal Reserve Bank, as contemplated by Section 8.06 of this Agreement.

SECTION 8.02. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Margin Loan Document to the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement or any other Margin Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office holding such deposit or obligation on such indebtedness. The rights of the Bank and its Affiliates under this Section 8.02 are in addition to other rights and remedies (including the right of setoff) that the Bank or its Affiliates may have. The Bank agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 8.03. Netting Contract. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of FDICIA and each payment entitlement and payment obligation hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as the Borrower is not a “financial institution” as that term is defined in FDICIA).

SECTION 8.04. Notices. Except as otherwise provided herein, all notices and other communications by the Bank and the Borrower hereunder shall be in writing (including, without limitation, notice by email) and shall be given to the relevant party at its address or email address set out in Annex B, or such other address or email address as such party may hereafter specify by notice to the other party, given by courier, by United States certified or registered mail, by email or by other telecommunications device capable of creating a written record of such notice and its receipt.

SECTION 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in

New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby and to the jurisdiction of any other court located elsewhere as the Bank may select to enforce any judgment hereunder. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.06. Binding Effect; Assignment.

(a) This Agreement and any Margin Loans hereunder shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. The rights and obligations of the parties under this Agreement and under any Margin Loan shall not be assigned by either party without the prior written consent of the other party, and any such assignment without the prior written consent of the other party shall be null and void.

(b) Notwithstanding the foregoing, the Bank may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all or any pro rata portion of its rights and obligations under this Agreement and any Margin Loan, and any such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in the form approved by the Bank and executed by such Assignee and the Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld or delayed; provided, however, that (i) if any such Assignee is an Affiliate of the Bank, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing, no consent of the Borrower to such assignment shall be required. Notwithstanding the foregoing, any such Assignee shall not be entitled to receive any greater payment under Article III hereof than the Bank would have been entitled to receive with respect to the rights assigned.

(c) The Bank (including its successors and permitted assigns) may, without regard to the foregoing restrictions on assignment contained in this Section 8.06, assign all or any pro rata portion of its rights under this Agreement to a U.S. Federal Reserve Bank, provided that no such assignment shall release the Bank from any of its obligations hereunder.

(d) The Bank may at any time, without the consent of, or notice to the Borrower, sell participations to any Person (other than the Borrower or any its Affiliates) (each, a “Participant”) in all or a portion of the Bank’s rights and obligations under this Agreement; provided that no such sale of a participation shall release the Bank from any of its obligations hereunder.

(e) If the Bank (or its successors or assignees, as applicable) sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any obligations under this Agreement or any other Margin Loan Document (the “Participant Register”); provided that such

Person shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any other Margin Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and the Person whose name is recorded in the Participant Register as the owner of such participation shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 8.07. Integration of Terms. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements or understandings, whether written or oral, with respect thereto.

SECTION 8.08. No Oral Amendment. Except as provided in Section 1.02, this Agreement may be amended or otherwise modified or supplemented only by an instrument in writing executed by the parties hereto.

SECTION 8.09. Counterparts. This Agreement may be executed by the Borrower and the Bank in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The words “execution,” “signed,” and “signature” shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 8.10. Patriot Act. The Bank hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

SECTION 8.11. Cost and Expenses; Indemnification. The Borrower agrees to pay to the Bank, and any other holder of any Secured Obligations outstanding hereunder, all documented costs and expenses reasonably incurred or paid by the Bank or any such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Margin Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code or any similar laws involving the Borrower as a debtor thereunder) or the protection of any of the Bank’s rights thereunder. The Borrower further agrees to indemnify the Bank and its Affiliates, and their respective Representatives (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel for any such Indemnitee and all reasonable and documented expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Margin Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Margin Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank, shall reimburse the Bank for any legal or other expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Margin Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Margin Loan or the payment of the Secured Obligations and use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the payment of the Secured Obligations and the termination of this Agreement.

SECTION 8.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

SECTION 8.13. Severability of Provisions. Any provision of any Margin Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.14. No Waiver; Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy or power hereunder or under any other Margin Loan Document shall preclude any other or future exercise thereof, or the exercise of any other right, remedy or power. Each right and remedy provided herein or in any other Margin Loan Document is cumulative and not exclusive of any other right, remedy or power and may be exercised by the Bank at any time and from time to time.

SECTION 8.15. Centralized Functions. The Bank of New York Mellon Corporation, corporate parent of The Bank of New York Mellon, is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions, including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) Borrower consents to the disclosure of, and authorizes The Bank of New York Mellon to disclose, information regarding Borrower and its accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) The Bank of New York Mellon may store the names and business addresses of Borrower’s employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with Borrower. Borrower is authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, The Bank of New York Mellon may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.

SECTION 8.16. Resolution Stay Protocols. The parties agree that (a) the terms of each relevant Resolution Stay Protocol, as defined below, are incorporated by reference into and form part of this Agreement; (b) this Agreement shall be deemed a “Protocol Covered Agreement” for all purposes under each relevant Resolution Stay Protocol as so incorporated; and (c) for the purposes of incorporating each relevant Resolution Stay Protocol, each party shall be deemed to be an Adhering Party or Module Adhering Party, as applicable, and each party that has specified in a letter of adherence to a Resolution Stay Protocol that it is a Regulated Entity for the purposes of such Resolution Stay Protocol shall also be deemed to be a Regulated Entity for the purposes of such Resolution Stay Protocol and this Agreement.

For this purpose, the term “Resolution Stay Protocol” means (i) the ISDA 2018 US Resolution Stay Protocol (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) on July 31, 2018) and (ii) each Jurisdictional Module to, and supplementing, the ISDA Resolution Stay Jurisdictional Modular Protocol, as applicable, in each case to which both parties have adhered (directly or through an agent) on or prior to the date hereof. In the event of any inconsistency between the terms of this Agreement and the terms of any relevant Resolution Stay Protocol, the terms of the relevant Resolution Stay Protocol shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Borrower:

WESTERN ASSET DIVERSIFIED INCOME FUND

By:
Name:
Title:

Bank:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

By:
Name:
Title:

ANNEX A

Certain Definitions

“Acceleration” shall have the meaning specified in Section 7.01.

“Act of Insolvency” means, with respect to the Borrower, (i) the commencement by the Borrower as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or the Borrower seeking the appointment or election of a receiver, conservator, collateral agent, custodian or similar official for itself or any substantial part of its Property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election; (ii) the failure to pay, to become unable, or admit in writing its inability, to pay its debts generally as they become due; (iii) an assignment for the benefit of creditors; (iv) the institution by a third party of any proceeding seeking to have entered against the Borrower an order for relief under the Bankruptcy Code or other similar insolvency laws, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (v) the commencement of any such case or proceeding against the Borrower, or any third party seeking the appointment or election of a receiver, conservator, collateral agent, custodian or similar official for the Borrower or any substantial part of the Borrower’s Property; (vi) a determination made by the U.S. Secretary of the Treasury pursuant to Section 203(b) of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which, in any of the matters described in parts (iv) and (v), (A) is consented to or not timely contested by the Borrower, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days; or (vii) the taking of any corporate, partnership (or equivalent) action in furtherance of any matter described in parts (i) through (vi) above.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Section 5.01(m), Affiliate shall have the meaning set forth in Section 223.2 of Regulation W of the Federal Reserve.

“Aggregate Collateral Value” means, with respect to any Margin Loan, at any time of determination, the sum of the Collateral Value of all Eligible Collateral (in the case of Eligible Securities and cash, then credited to the Collateral Account) that is subject to a perfected first priority Lien and security interest in favor of the Bank for such Margin Loan, subject to the concentration limits in sixth, seventh and eighth columns of the chart in Schedule 1 provided that in the event in excess of 20% of the Aggregate Collateral Value would be attributable to Eligible Bank Loans, the Aggregate Collateral Value attributable to Bank Loans shall be reduced to the extent necessary to eliminate such excess.

“Aggregate Outstanding Amount” means at any time of determination, the aggregate outstanding principal amount of all then-outstanding Margin Loans.

“Agreement” has the meaning specified in the preamble.

“Alternative Base Rate” means, for any day, a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50%.

“Annual Financial Statements” has the meaning specified in Section 6.03(a).

“Anti-Money Laundering Laws” has the meaning specified in Section 5.01(i).

“Applicable Index Rate” shall mean, for any Margin Loan, USD-OBFR; provided that, if at any time, the Bank determines that (i) such Applicable Index Rate is not published or available, or (ii) use of such Applicable Index Rate becomes unlawful, or (iii) such Applicable Index Rate is no longer widely accepted in the relevant market, or (iv) such Applicable Index Rate has been replaced, or (v) use of such Applicable Index Rate or its publication has been restricted by announcement or other action by the relevant administrator, regulatory supervisor, central bank for the currency, or insolvency or resolution official, authority or court, then Bank and Borrower shall endeavor to establish an alternate rate of interest that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, and if no alternate rate of interest has been agreed within 2 Business Days of Bank making such determination, then the alternate rate shall be the rate per annum generally accepted in the market as the replacement rate as determined by Bank, in a commercially reasonable manner. Notwithstanding the foregoing, if the Applicable Index Rate for any period as determined above is less than zero, the Applicable Index Rate for such period shall be deemed to be zero.

“Applicable Interest Rate” means the Applicable Index Rate plus the Applicable Spread for such period.

“Applicable Spread” means 1.00%per annum.

“Article 8” has the meaning specified in Section 4.01.

“Assignee” has the meaning specified in Section 8.06(b).

“Bank” has the meaning specified in the preamble.

“Bank Loan” means a debt obligation (whether secured or unsecured), other than a participation in such debt obligation, owed by an obligor to one or more banks, funds or other persons, customarily referred to by investors or the trade as a “bank loan”, “commercial loan”, “syndicated loan”, or “club deal”, including, without limitation, all Payment Intangibles and other General Intangibles a part thereof or otherwise attributable thereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrowing Date” has the meaning specified in Section 1.02(a).

“Borrower” has the meaning specified in the preamble.

“Breakage Amount” with respect to Section 2.09 means such loss, cost or expense to the Bank including, but not limited to, the amount determined by the Bank to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Margin Loan had such event not occurred (based on the Applicable Interest Rate that would have been applicable to such Margin Loan and the time remaining to maturity from the date on which such event occurred), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that major financial institutions are bidding in the interbank market, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the market.

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change in Control” means, with respect to the Investment Manager, (i) the approval by the directors, shareholders or managers of the Investment Manager of a merger or consolidation of the Investment Manager with any other corporation or entity (other than an Affiliate of the Investment Manager); or (ii) the approval by the directors, shareholders or managers of the Investment Manager of a plan of complete liquidation of the Investment Manager or an agreement for the sale or disposition by the Investment Manager of all or substantially all of its assets (other than sales of assets in the ordinary course of business and dispositions of assets to an Affiliate of the Investment Manager).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means without duplication, (i) all of the Borrower’s right, title and interest in and to any Bank Loans, including all proceeds (within the meaning of the UCC) thereof, other than any Excluded Bank Loan Collateral, and (ii) the Collateral Account and any Property, including all Eligible Collateral, from time to time credited thereto.

“Collateral Account” means, with respect to each Margin Loan, each of (i) any securities account established and maintained by the Bank in its capacity as securities intermediary (as defined in Article 8) in the name of the Borrower for the purpose of holding Collateral for such Margin Loan, (ii) any deposit account (as such term is defined in the UCC) established and maintained by the Bank in the name of the Borrower for the purpose of holding Collateral for such Margin Loan; (iii) any account maintained by the Bank in the name of the Borrower for the purpose of holding Collateral for such Margin Loan at any other depository, book-entry system or clearing agency (and their respective successors and assigns) authorized to act as a securities depository, book-entry system or clearing agency, pursuant to applicable law, and any successor account thereto, any replacement account thereof and any other accounts relating thereto and, in each case, held in a sub-account on the books and records of the Bank in the name of the Borrower and (iv) to the extent not otherwise included in any of the foregoing, any account of the Bank maintained at any securities intermediary (as defined in Article 8), depository, book-entry system or clearing agency, including without limitation The Depository Trust Company, to the extent it holds property of or from the Borrower (including any security entitlement (within the meaning of Article 8) to such property) in respect of such Margin Loan.

“Collateral Value” means, at any time, with respect to any item of Eligible Collateral subject to a Lien and security interest in favor of the Bank and, in the case of Eligible Securities and cash, then credited to the Collateral Account, the market value of such Eligible Collateral at the close of business on the previous Business Day, as determined by the Bank, divided by the Margin thereof.

“Collateral Value Deficit” exists at any time of determination if the Aggregate Collateral Value at such time is less than the Aggregate Outstanding Amount for such Margin Loan at such time.

“Commitment Fee” has the meaning specified in Section 2.03.

“Commitment Fee Payment Date” means each Interest Payment Date.

“Commitment Fee Rate” means 0.25% per annum.

“Confidential Information” means (a) any confidential information relating to the Borrower, a Margin Loan, any Collateral or this Agreement that is disclosed to the Bank or its Representatives by or on behalf of the Borrower (whether prepared or communicated by the Borrower, its Representatives or otherwise), and (b) any Work Product using any of the information described in clause (a) above, but excludes (i) information that was, is or becomes generally available to the public other than as a result of a disclosure by the Bank or any of its Representatives in breach of this Agreement and (ii) information that was within the possession of the Bank or any of its Representatives prior to being furnished to the Bank or its Representatives pursuant hereto or is lawfully obtained by the Bank or any of its Representatives thereafter from a source that, in each case, as far as the Bank or such Representatives are aware, is not, by virtue of such disclosure, in breach of any obligation of confidentiality of such source with respect to such information.

“Custodian” means the Bank of New York Mellon.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means, for any day during which the Default Rate is applicable, the rate per annum equal to the sum of 2.00% and the greater of (i) the then-applicable interest rate and (ii) the Alternative Base Rate; provided, however, that after the Maturity Date of such Margin Loan, the Default Rate shall be the rate per annum equal to the sum of 2.00% and the Alternative Base Rate. Such rate shall be computed on the basis of a 360-day year for the actual number of days the Default Rate is applicable.

“Effective Date” has the meaning specified in the preamble.

“Eligible Bank” as of any date, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $50 billion.

“Eligible Bank Loan” means, at any time, a Bank Loan (a) with an initial tranche size of at least $100,000,000, (b) with a remaining maturity of seven years or less, (c) that is a first lien loan, (d) that, in the case of any Bank Loan to a debtor in possession, is fully secured, (e) that does not contain any “payable-in-kind” interest or “payable-in-kind” interest option that has replaced, or may replace, cash interest that was available under the applicable credit agreement on the initial effective date of such credit agreement, (f) that is not in default (X) with respect to any payment of principal or interest, or (Y) for any other default, for over 60 days, (g) having a market value as determined by the Bank, of at least 80 of the par value thereof, (h) having a identified structure type (STRUCTURE_TYPE) of “Syndicated” on the Bloomberg Service, (i) that is a floating rate loan, (j) in respect of which the Borrower’s interest is not in excess of 20% of the tranche of which it is a part, (k) the administrative agent in respect of such Bank Loan (X) is an Eligible Bank, and (Y) is not an Ineligible Administrative Agent, and (l) such Bank Loan is, by its terms, governed by the laws of the State of New York, England or the Cayman Islands. If any Bank Loan is subject to a waiver or forbearance, but would otherwise be in default, such Bank Loan shall not be considered to be in default so long as such waiver or forbearance shall be in effect with respect to such default.

“Eligible Collateral” means Eligible Securities, Eligible Bank Loans and cash.

“Eligible Securities” means, at any time, all of the securities (excluding any Bank Loans to the extent included therein) identified on the then-applicable Schedule 1; provided that Eligible Securities shall not include:

(a) any securities issued by (i) The Bank of New York Mellon Corp.; (ii) any “affiliate” of the Bank, as such term is defined in Section 23A of the Federal Reserve Act of 1913, as amended, or as such term is defined in Rule 144 under the Securities Act of 1933, as amended (“Rule 144”); (iii) the Borrower; or (iv) any “affiliate” of the Borrower, as such term is defined under Rule 144;

(b) any “restricted security” within the meaning of Rule 144;

(c) securities subject to any other restriction set forth in Schedule 1 hereto; or

(d) as of any date, securities that (i) mature or (ii) will be redeemed or tendered; in each case, within five (5) Business Days of such date.

“Entity” has the meaning specified in Section 5.01(j).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, when used with respect to a Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which the Borrower is a member.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Collateral Value” means, at any time of determination, the amount by which the Aggregate Collateral Value at such time exceeds the Aggregate Outstanding Amount at such time.

“Excluded Bank Loan Collateral” means any right, to the extent constituting a General Intangible (other than a Payment Intangible), of the Borrower under any Bank Loan, but only to the extent and for so long as the granting of a security interest therein constitutes a breach by the Borrower of, or a default by the Borrower under, or creates a right of termination in favor of any party (other than the Borrower) to, such Bank Loan (but only to the extent any such prohibition on the granting of a security interest is not rendered ineffective by, or is otherwise unenforceable under, the UCC or applicable law).

“Excluded Security” means (i) any equity security referenced by Section 13(d)(1) of the Exchange Act and (ii) any option to purchase, or security convertible or exchangeable into, representing or carrying a warrant or right to subscribe to, or otherwise representing a right to acquire, any security described in clause (i).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended.

“Federal Reserve” has the meaning specified in Section 1.03.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to (a) the weighted average of the rates for transactions in U.S. Dollar Federal funds as published the next succeeding Business Day on the FEDFUNDS Page or (b) if the rate referred to in clause (a) does not appear on the FEDFUNDS Page or is not so published by 3:00 p.m., New York City time, on such day, the rate for transaction in overnight U.S. Dollar Federal funds as published on the next succeeding Business Day in Federal Reserve Publication H.15 (519) under the caption “Federal Funds (Effective),” or (c) if the rate referred to in clause (b) is not so published by 3:00 p.m., New York City time, the rate calculated by the Bank as the arithmetic mean of the weighted average rate for the transactions in overnight U.S. Dollar Federal funds arranged by four leading brokers in New York City, selected by the Bank on the next succeeding Business Day. In the event the information required to calculate the Federal Funds Effective Rate is not available on a given Business Day, the Federal Funds Effective Rate for such Business Day shall be deemed to be the Federal Funds Effective Rate for the preceding Business Day.

“FEDFUNDS Page” means the display designated as “FEDFUNDS Page” on the Reuters Service (or such other page as may replace the FEDFUNDS Page on that service).

“Financial Contract Liabilities” means, with respect to the Borrower at any time, the liability of such Borrower in respect of each Financial Contract of the Borrower.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any other similar arrangement.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act), and (ii) all policies limiting the incurrence of indebtedness by the Borrower set forth in its prospectus as in effect on the date the Agreement is entered into.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning set forth in the UCC.

“Governmental Authority” means, with respect to any Person, the government of the United States or any other nation, or if any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies) having jurisdiction or authority over such Person.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnitee” has the meaning specified in Section 8.11.

“Ineligible Administrative Agent” means, with respect to any Bank Loan as of any date, the administrative agent in respect of such Bank Loan has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a “bail in action”.

“Interest Payment Date” means the first Business Day of each calendar month, commencing on the first such date to occur after the Borrowing Date.

“Interest Period” means, with respect to a Margin Loan, each period from and including the first day of a calendar month to and including the last day of such month; provided that the initial Interest Period shall start on (and include) the Borrowing Date applicable to such Margin Loan, and the final Interest Period shall end on (and exclude) the Maturity Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Manager” means Western Asset Management Co., a limited liability company organized under the laws of California.

“IRS” means the United States Internal Revenue Service.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof applicable to such Person, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in Section 2.10(a).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement, or notice filed under the UCC or other similar recording or notice statute, and any lease in the nature thereof).

“Margin” means, at any time, with respect to each Eligible Security and each Eligible Bank Loan, the Margin specified for such item of Eligible Collateral in the then-applicable Schedule 1; provided that the Margin for any item of Eligible Collateral that is “margin stock” (as defined in Regulation U of the Federal Reserve) shall be no less than 200%.

“Margin Loan” has the meaning specified in Section 1.01.

“Margin Loan Commitment Amount” means U.S. $385,000,000.

“Margin Loan Documents” means this Agreement, each Borrowing Notice and each other instrument or document delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition or Property of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Margin Loan Document, (c) the validity or enforceability of any Margin Loan Document or (d) the rights and remedies of the Bank hereunder and thereunder.

“Maturity Date” means the Original Maturity Date; provided, however, that so long as no Event of Default has occurred and is continuing, on any Business Day on which the number of calendar days from such Business Day to (but excluding) the then current Maturity Date is less than 180, the Maturity Date shall be automatically extended so that the new Maturity Date is the 180th calendar day following such Business Day (provided that if such 180th calendar day is not a Business Day, the new Maturity Date shall be the immediately following Business Day) until either the Borrower or the Bank, as the case may be, provides to the other party hereto written notice of its intention to terminate the Margin Loan Facility (a “Termination Notice”). In the event a Termination Notice is provided, the Maturity Date shall cease to extend.

“Minimum Transfer Amount” means USD 250,000.

“Modified Following Business Day Convention” means, for any Interest Payment Date, other than the Maturity Date, if such date would otherwise fall on a day that is not a

Business Day, then such date will be postponed to the next day that is a Business Day, except that, if the next Business Day falls in the next calendar month, then such date will be advanced to the immediately preceding day that is a Business Day.

“Net Asset Value” means as of any date, all assets of the Borrower which in accordance with GAAP would be classified as assets upon a balance sheet of the Borrower prepared as of such date, minus all liabilities of the Borrower, which in accordance with GAAP would be classified as liabilities upon a balance sheet of the Borrower prepared as of such date.

“OBFR01 Page”, the display page designated as “OBFR01” on the Bloomberg Service (or such other page as may replace that page on that service, or such page or replacement thereof on any successor service).

“OFAC Event” has the meaning specified in Section 6.09(b).

“Original Maturity Date” means May 20, 2024.

“Participant” has the meaning specified in Section 8.06(d).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Intangible” has the meaning set forth in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” means:

(a) Indebtedness under the Margin Loan Documents;

(b) Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business and (2) permitted to be incurred in accordance with its Fundamental Policies; and

(c) Indebtedness to its Custodian incurred for the purposes of clearing and settling purchases and sales by such Borrower of securities, (1) for temporary or emergency purposes of such Borrower, or (2) related to any foreign exchange transactions to which such Borrower is a party.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, (i) which is maintained for employees of the Borrower, any Subsidiary or any ERISA Affiliate and which is subject to Title IV of ERISA or (ii) with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA (including

Section 4069 of ERISA). Without limitation on the foregoing, the term “Plan” includes any employee benefit plan for which the Borrower or any of its Subsidiaries may have any liability arising from the joint and several liability provisions of Title IV of ERISA, from the maintenance or participation in any such plan by the Borrower or any of its Subsidiaries, as a result of the Borrower or any of its Subsidiaries being the successor in interest to any person maintaining or participating in any such plan or otherwise.

“Prepayment Date” means the specified date of prepayment in the applicable Prepayment Notice.

“Prepayment Notice” means a notice specifying (i) the date of prepayment; (ii) the applicable Margin Loans to be prepaid; (iii) the principal amount of Margin Loans to be prepaid; and (iv) the total amount of the prepayment (the “Prepayment Amount”). For purposes of this definition, the Prepayment Amount shall include (i) the principal amount of Margin Loans to be prepaid, (ii) any accrued and unpaid interest on such principal amount and (iii) any amount payable pursuant to Section 2.09.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Property” means any interest in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible.

“Representatives” means, with respect to any Person, its Affiliates and the directors, officers, employees, agents, advisors, counsel and auditors of such Person and of such Person’s Affiliates.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, controller, assistant controller, treasurer or assistant treasurer of such Person.

“Sanctions” means any economic or trade sanctions or trade embargos enacted, administered, imposed or enforced by: (a) the United States government; (b) the United Nations Security Council; (c) the European Union or its Participating Member States; or (d) the United Kingdom.

“Sanctioned Country” has the meaning specified in Section 5.01(j).

“Sanctioned Entity” has the meaning specified in Section 5.01(j).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 12” has the meaning specified in Section 7.02(c).

“Secured Obligations” has the meaning specified in Section 4.02.

“Subsidiary” means, with respect to any Person, any other Person (a) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment made by the Borrower to the Bank under this Agreement.

“Tax Payment” means any increase in payment made by the Borrower to the Bank under Section 2.09(a).

“Taxes” means all present and future taxes, levies, imposts, deductions, withholdings, duties, filing and other fees or charges, other than taxes imposed on the overall net income of the Bank, franchise taxes, branch profits taxes, in each case, imposed as a result of Bank being organized under the laws of, or having its principal office or applicable lending office located in the jurisdiction imposing such tax (or any political subdivision thereof).

“UCC” means the Uniform Commercial Code as now and hereafter in effect in the State of New York, or any successor statute.

“USD,” “U.S. Dollars” or “$” means the lawful currency of the United States of America.

“USD-OBFR” as of any day, the Overnight Bank Funding Rate (a volume-weighted median measure of US dollar funding costs for US based banks calculated using both fed funds transactions and O/N eurodollar time deposits), which appears on the OBFR01 Page as of approximately 8:00 a.m. (New York City time) on the day that is one (1) Business Day preceding such day. If such day is not a Business Day, OBFR for such day shall be OBFR as of the immediately preceding Business Day. If OBFR does not appear on the OBFR01 Page, OBFR for such day will be determined by such other source as agreed by the parties; provided that if the parties do not agree on such other source to determine OBFR within 2 Business Days, OBFR for such day will be determined by Bank in a commercially reasonable manner. Notwithstanding the foregoing, if OBFR for any day as determined above is less than zero, OBFR for such day shall be deemed to be zero.

“Work Product” means all memoranda, notes and other documents and analyses developed by the Bank or its Representatives based upon and containing Confidential Information.